Exhibit 10.45

Summary of Director Compensation Arrangement

Director Compensation. The Compensation and Leadership Committee of the Board of Directors reviews director compensation annually. As of November 9, 2005, director compensation is as follows. Each non-employee director of the Company receives (i) an annual retainer of $40,000 paid in cash, Class A common stock or deferred stock units, and (ii) an annual equity grant of $60,000 paid in Class A common stock or deferred stock units with a one year vesting restriction. In addition, the chairperson of each Board Committee receives the following annual cash compensation to reflect their added responsibilities: Audit Committee - $15,000; Compensation and Leadership Committee - $10,000; and Nominating and Corporate Governance Committee - $5,000. The Board’s lead director receives annual compensation of $5,000 in cash.